EXHIBIT (d)(11)

         NEWS RELEASE                    MACKENZIE PARTNERS, INC. [logo]
                                         156 Fifth Avenue
                                         New York, NY 10010
                                         212 929-5500
                                         FAX 212 929-0308


         CONTACT:

         Daniel Burch
         MacKenzie Partners, Inc.
         (212) 929-5748

         FOR IMMEDIATE RELEASE:

                  DOCP ACQUISITION LLC EXTENDS OFFER FOR SHARES
                          OF DELAWARE OTSEGO CORPORATION


         COOPERSTOWN, NEW YORK, September 26, 1997 -- DOCP Acquisition LLC, which has made a cash tender offer for the outstanding common shares of Delaware Otsego Corporation (NASDAQ: DOCP) announced that it has extended the expiration date of such tender offer to 5:00 p.m., New York City time, on Friday, September 26, 1997.

              According to Citibank, N.A., which is acting as depositary for the tender offer, approximately 1,663,614 DOCP common shares had been tendered and not withdrawn pursuant to the tender offer (including 200 shares tendered by notice of guaranteed delivery) as of 5:00 p.m. on September 25th.

              Delaware Otsego Corporation, a New York corporation, is a railroad holding company, with headquarters in Cooperstown, New York.

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